Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT STOPS ORIGINATING STUDENT LOANS

Servicing Platform Unaffected

        NEW YORK – April 3, 2008 – CIT Group Inc. (NYSE: CIT) today announced that it would stop originating all government guaranteed student loans effective immediately. This step follows the Company’s decision in late 2007 to stop originating private student loans. CIT’s servicing platform will remain unaffected.

        This decision enables the Company to concentrate on its core commercial finance franchises while operating a more focused organization.

        CIT will retain and continue to service its existing $11.6 billion student loan portfolio, 95% of which is composed of loans that carry a 97% federal government guarantee against default.

        CIT will record a pretax charge of approximately $20 million for severance and other closing costs, of which approximately $15 million will be recognized in the second quarter.

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About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

MEDIA RELATIONS:
Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com